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                                                                   EXHIBIT 10.14
                           FY'99 Executive Incentive Plan


Objective

The objective of the Executive Incentive Plan is to compensate Plan participants for their contribution toward achievement of the Company's 1999 business objectives.


Effective Date

This Plan is effective July 1, 1998 through July 1, 1999, and supersedes, replaces, and cancels all earlier incentive or bonus plans effective prior to the effective date of this Plan.


Eligibility and Plan Participation

This Plan is limited to Active Software's executive staff. For the purposes of the 1999 Plan year, eligible positions include:

                                          Chief Financial Officer
                                          Vice President, Professional Services
                                          Vice President of Engineering
                                          SR. Vice President, Sales
                                          Vice President, Marketing

Eligibility will commence upon the outset of employment with Active Software for all eligible new hires within the Plan year, or upon a transfer or promotion of an existing employee to an eligible position.


Incentive Plan Elements

The Executive Incentive Plan includes the following elements of cash compensation:

Base Salary

Base salary is the amount of fixed pay earned by the Plan participant for the entire year in accordance with Active Software policies and procedures, excluding any general bonus or special awards. The annual base salary will be prorated and paid in accordance with Active Software's semi-monthly payroll schedule.

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Target Incentive

The target bonus amount for performance to company performance measures is based on salaries, which are set at mid-year (around July/August) and are computed using quarterly objectives. If the Plan participant is hired during a quarter, this target amount will be prorated from the date of hire. The target bonus amount typically remains fixed for the plan year, unless there is a change that affects participation.

The company's financial performance must be at 75% of the Plan revenue goals before any bonuses will be paid. Once the performance threshold has been attained, the percent of bonus payout will be equal to the percent attainment to each performance measure. The maximum bonus amount is 200% of plan. For example, if the company attained 120% of the Plan revenue goals, then the portion of the individual bonus tied to revenue would pay out at 120% of the targeted amount. If the company only attained 70% of the Plan revenue goals, then there would be no bonus payout.

Incentive bonuses will be paid quarterly, within 30 days following the end-of-quarter close.


Plan Design

The plan is based on three measures of performance: two financial measures and a product plan measure.

The financial components are:

1.  Bookings: Defined as the dollar amount of quarterly bookings.
2.  Departmental Expenses: Defined as actual expenses against planned expenses.
3. The Product Plan component is measured by performance against critical milestones in the product release schedules.

The company performance measures will be set annually at the beginning of the fiscal year, and may be modified as needed by the CEO after consultation with the Senior Staff.


Additional Plan Guidelines

Leave of Absence

In the event of an extended leave of absence (more than 60 days), the payout may be prorated based on the following formula: number of weeks of active employment during the plan quarter divided by 13, times the calculated payout.

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Change of Status

In the event of a change in status from full-time to part-time, the targeted award will be prorated based on the number of weeks of full-time employment, and the number of weeks of part-time employment.

In the event of a transfer to a position within the company that does not meet the participation criteria, the payout will be prorated based on the number of weeks the employee was in the eligible position.


Terminations/Resignations

In the event of a voluntary termination, a termination due to performance issues, or a termination due to a violation of Active Software policies, prior to the date that bonuses are paid, the Plan participant will not be eligible for any portion of the bonus.

In the event of a termination of employment due to anything other than those listed in the previous paragraph, the Plan participant may be eligible to receive a prorated payment based on the following formula: number of weeks employed during the plan quarter divided by 13, times the calculated payout.


Plan Modifications

The plan is administered by the Chief Executive Officer. To keep the plan equitable and preserve its objectives, the CEO reserves the right to make any adjustments necessary to account for unforeseen events and business conditions that could materially alter corporate performance or affect the operation of the plan. The company reserves the right to discontinue or change the plan at any time in the future. If the plan is suspended during a plan year, no payout under the plan need be made. Participation in the plan is not to be considered a guarantee of employment for any duration with the company. Nor does it modify the "at will" employment relationship between the Plan participant and the company.

All changes to the Plan must be in writing and require the written approval of the CEO.

Attachments

FY'99 Company Performance Measures
(Including any revisions by quarter)

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                            Executive Incentive Plan
                                Fiscal Year 1999



_________________                            _________________
Name                                         Title


Plan Elements


Base Salary

Target Incentive @ 100% of Plan
     Bookings               %
     Expense                %
     Product                %


Total Compensation at 100% Annual Target


Plan Participant's Agreement

The plan participant's signature indicates his/her acknowledgment and acceptance of this plan, including all appendixes and worksheets annexed to the plan, as well as other referenced documents.


_____________________________                __________________________
Signature                                    Date



____________________________                 __________________________
Chief Executive Officer                      Date
Active Software

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